Exhibit 99.2

☐	Recipient’s Copy
☐	Company’s Copy

FTI CONSULTING, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES AND NON-EMPLOYEE DIRECTORS

STOCK UNIT AGREEMENT FOR NON-EMPLOYEE DIRECTORS

To                                 :

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (this “Award”) of              stock units (the “Stock Units”) under the FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors, as adopted effective June 6, 2006, as further amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. Each Stock Unit represents, on the books of the Company, a unit which is equivalent to one share of the Company’s common stock, $0.01 par value (the “Common Stock”). The effective date of grant will be                     , 20     (the “Grant Date”), subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company. The Award has been made in fulfillment of your election under the FTI Consulting, Inc. Non-Employee Director Compensation Plan, as amended from time to time (the “Director Compensation Plan”), to defer receipt of your Annual Retainer payment that was otherwise payable in cash.

This Stock Unit Agreement for Non-Employee Directors (the “Agreement”) evidences the Award of the Stock Units. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan and the Director Compensation Plan.

By executing this Agreement, you acknowledge that you have received a copy of the Plan, the Prospectus for the Plan, as amended from time to time (the “Plan Prospectus”), the Director Compensation Plan, and the Prospectus for the Director Compensation Plan, as amended from time to time (the “Director Compensation Plan Prospectus”). You may request additional copies of the Plan, the Plan Prospectus, the Director Compensation Plan, and the Director Compensation Plan Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Plan Prospectus (described more fully at the end of the Plan Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

1. Terms and Conditions of this Award. The following terms and conditions will apply:

(a) Credit to Account. The Stock Units shall be credited to your Account as of the Grant Date.

(b) Vesting. All of the Stock Units are fully vested and nonforfeitable as of the Grant Date.

(c) Settlement.

i. Timing. The Stock Units under this Award will be settled in shares of Common Stock upon or as soon as practicable following the earlier of (i) your Termination Date or (ii) the occurrence of a Change in Control Event.

ii. Issuance of Shares of Common Stock. Upon settlement, subject to Sections 1(c)(iii)-(vi) of this Agreement, the Company shall issue to you, or your estate as applicable, a number of shares of Common Stock equal to the number of Stock Units credited to your Account.

iii. Registration of Shares. The shares of Common Stock issued in settlement of the Stock Units shall be registered in your name, or, if applicable, in the names of your heirs or your estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. If delivered in certificate form, the Company may deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf. If you are deceased (or if Disabled and if necessary) at the time that a delivery of share certificates is to be made, the certificates will be delivered to your executor, administrator, or legally authorized guardian or personal representative (as applicable).

iv. Restrictions on Grant of Stock Units and Issuance of Shares of Common Stock. The grant of the Stock Units and issuance of shares of Common Stock upon settlement of the Stock Units will be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Stock Units, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

v. Fractional Shares. The Company will not be required to issue fractional shares of Common Stock upon settlement of the Stock Units.

vi. Postponement of Delivery. The Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following:

(1) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

(2) compliance with any requests for representations; and

(3) receipt of proof satisfactory to the Company that a person seeking such shares on your behalf upon your Disability (as hereafter defined) (if necessary), or upon your estate’s behalf after your death, is appropriately authorized.

(d) Dividend Equivalents. As of the date the Company pays any dividend (whether in cash or in kind) on shares of Common Stock, your Account shall be credited with that number of Stock Units equal to the quotient, rounded down to the nearest whole share, determined by dividing (i) the aggregate value of the dividend that would have been payable on the Stock Units credited to your Account immediately prior to such payment date had the shares of Common Stock represented by such Stock Units been outstanding as of such payment date, by (ii) the Fair Market Value of a share of Common Stock on the payment date of the dividend; provided, that such dividend equivalent Stock Units will only be credited to your Account if sufficient shares of Common Stock are available for award under the Plan as of the dividend payment date to credit such Stock Units.

2. Restrictions on Transfer. Prior to settlement, you may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any Stock Units, and Stock Units may not be subject to execution, attachment or similar process. Any sale or transfer, or purported sale or transfer, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

3. Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. You will, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in your possession in order to carry out the provisions of this Section.

4. Tax Withholding. Since you are not an employee of the Company or any Affiliate, the Company is not required to, and the Company will not, deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required to be paid by you as a result of the grant, vesting or settlement of the Stock Units in whole or in part. You expressly acknowledge that you are solely responsible for the payment of any such federal, state, local or foreign taxes, and you may not rely on the Company for any assistance with regard to withholding or paying such taxes.

5. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Stock Units hereunder shall be adjusted as provided under the Plan.

(b) Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute rights to receive securities received by you in exchange for, or by virtue of your ownership of, the Stock Units, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event, except as otherwise determined by the Committee. If the Stock Units are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, rights to receive securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the rights to receive securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Stock Units.

6. Non-Guarantee of Service Relationship. Nothing in the Plan, the Director Compensation Plan or this Agreement alters your service relationship with the Company or shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board of Directors for any period of time. This Agreement is not to be construed as a contract of service relationship between the Company and you. This Agreement does not limit in any way the possibility of your removal from the Board of Directors in accordance with the By-Law provisions in effect at the relevant time, whether or not such removal results in the forfeiture of any Stock Units or any other adverse effect on your interests under the Plan.

7. Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any Stock Units until shares of Common Stock have been issued to you upon settlement of the Stock Units. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate or certificates are issued, except as provided in Sections 1(d) and 5 of this Agreement.

8. The Company’s Rights. The existence of the Stock Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Entire Agreement. This Agreement, inclusive of the Plan and the terms of the Director Compensation Plan incorporated into this Agreement, contains the entire agreement between you and the Company with respect to the Stock Units. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Stock Units are superseded by this Agreement and are void and ineffective for all purposes.

10. Conformity and Conflict. This Agreement includes a Glossary that provides definitions of certain terms used in this Agreement. All terms not defined in this Agreement (including the Glossary) have the meanings given in the Plan or Director Compensation Plan, as applicable. Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any provision, term or condition of this Agreement, the Plan, or the Director Compensation Plan, the provisions of, first, the Plan, second, the Director Compensation Plan, and lastly, this Agreement, will control in that order of priority, except in the case of Section 12 of this Agreement which will control in all cases.

11. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Stock Units as determined in the discretion of the Committee, except as provided in the Plan, the Director Compensation Plan or in any other written document signed by you and the Company.

12. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Stock Units will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

13. Unfunded Status. The Stock Units and the Account to which they are credited are intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation arrangement for a select group of management of the Company under the Employee Retirement Income Security Act of 1974, as amended. Your settlement rights pursuant to this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

14. Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order (or decision of arbitrator(s), as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

15. Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

16. Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

GLOSSARY

(a) “Disability” shall have the meaning ascribed thereto under the Director Compensation Plan.

(b) “you;” “your” means the recipient of the Stock Units as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Stock Units may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{The signature page follows.}

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer this      day of                     , 20    .

FTI CONSULTING, INC.

By:

Date:

The undersigned hereby represents that he/she has read the Prospectus and that he/she is familiar with the terms of the Plan and the Director Compensation Plan. The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees, on behalf of himself/herself and on behalf of his/her beneficiaries, estate and permitted assigns, to be bound by all of the provisions set forth herein, and that the Award and Stock Units are subject to all of the terms and provisions of this Agreement, and of the Plan under which it is granted, as the Plan may be amended in accordance with their respective terms. The undersigned agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under this Agreement, the Plan or the Director Compensation Plan with respect to the Award or Stock Units.

WITNESS	AWARD RECIPIENT

Date: